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                                                                   EXHIBIT 21.1

                    BEI TECHNOLOGIES, INC. AND SUBSIDIARIES

                             LIST OF SUBSIDIARIES

1. Defense Systems Company, Inc., a Delaware company, doing business in Texas as BEI Defense Systems Company.

2. BEI Sensors & Systems Company, Inc., a Delaware company, doing business in California and Arkansas as BEI Sensors & Systems Company.

3. BEI International, Inc., a Delaware company.

4. BEI Properties, Inc., an Arkansas company.